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TABLE OF CONTENTS

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
Reebok International Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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REEBOK INTERNATIONAL LTD.
1895 J.W. Foster Boulevard
Canton, Massachusetts 02021

NOTICE OF 2003 ANNUAL MEETING OF SHAREHOLDERS
May 6, 2003

        Notice is hereby given that the Annual Meeting of Shareholders of Reebok International Ltd. will be held at Reebok's Corporate Headquarters, located at the above address, at 10:00 a.m. local time on Tuesday, May 6, 2003 for the following purposes:

  1.
  To elect three (3) Class I members of the Board of Directors.

  2.
  To vote on a shareholder proposal that the Board of Directors adopt an executive compensation policy that all future stock option grants to senior executives shall be performance-based.

  3.
  To vote on a shareholder proposal that all members of the Board of Directors be elected annually.

  4.
  To transact any other business that may properly come before the Meeting or any adjournment thereof.

        Stockholders of record at the close of business on March 7, 2003 are entitled to notice of and to vote at the Meeting and any adjournment thereof. Whether or not you intend to be present in person at the meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope.

                      By Order of the Board of Directors

                      DAVID A. PACE
                       Clerk

March 24, 2003

TABLE OF CONTENTS

General Meeting Information
Proposal 1: Election of Directors
Board of Directors
Information with Respect to Nominees for Director
Information with Respect to Directors Not Standing for Election
Meetings of the Board of Directors and Committees
Corporate Governance Principles
Compensation of Directors
Beneficial Ownership of Shares
Executive Compensation
Summary Compensation Table
Stock Option Grants
Aggregated Option Exercises and Values
Equity Compensation Plan Information
Supplemental Executive Retirement Plan
Employee Agreements
Report of the Management Development and Compensation Committee on Executive Compensation
Report of the Audit Committee
Performance Graph
Transactions with Management and Affiliates
Indebtedness of Management
Proposal 2: Shareholder Proposal That The Board of Directors Adopt An Executive Compensation Policy That All Future Stock Option Grants To Senior Executives Shall Be Performance-Based
Supporting Statement
Statement of Board of Directors Recommending A Vote Against This Shareholder Proposal
Proposal 3: Shareholder Proposal That All Members of The Board of Directors Be Elected Annually
Supporting Statement
Statement of Board of Directors Recommending A Vote Against This Shareholder Proposal
Other Information
Section 16(a) Beneficial Ownership Reporting Compliance
Independent Auditors
Advance Notice Procedures
Shareholder Proposals for the 2004 Proxy Statement
Householding
Other Business
Annual Report to Shareholders and Form 10-K

PROXY STATEMENT
for
ANNUAL MEETING OF SHAREHOLDERS
May 6, 2003

General Meeting Information

GENERAL QUESTIONS

Q: WHY AM I RECEIVING THIS PROXY STATEMENT?

        A: The Board of Directors of Reebok International Ltd. ("Reebok" or the "Company") is soliciting proxies for the 2003 Annual Meeting of Stockholders (the "Meeting"). You are receiving a proxy statement because you own shares of Reebok common stock that entitle you to vote at the meeting. By use of a proxy, you can vote regardless of whether or not you attend the meeting. The proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision. The notice of annual meeting, proxy statement and proxy card are being mailed to stockholders on or about March 24, 2003.

Q: WHEN IS THE ANNUAL MEETING?

        A: The Meeting will be held on Tuesday, May 6, 2003, or at any adjournment thereof, starting at 10:00 a.m. local time.

Q: WHERE IS THE ANNUAL MEETING?

        A: It will be held at Reebok's corporate headquarters located at 1895 J.W. Foster Boulevard, Canton, Massachusetts 02021.

Q: WHO CAN VOTE?

        A: Those persons named on our records as owners of Reebok common stock at the close of business on March 7, 2003, are entitled to one vote per share. March 7, 2003 is considered the "Record Date."

Q: HOW MANY SHARES ARE ENTITLED TO VOTE?

        A: There are 59,765,680 shares of Reebok common stock outstanding on the Record Date and entitled to vote. Each share is entitled to one vote.

Q: WHAT IS A QUORUM?

        A: A quorum is the minimum number of shares required to hold a meeting. Under the Reebok bylaws, a majority of the issued and outstanding shares of stock entitled to vote at the Meeting, or 29,882,841 shares, must be represented in person or by proxy for a quorum.

Q: WHO PAYS THE COST OF SOLICITATION?

        A: Reebok pays the cost of soliciting your proxy and reimburses banks, brokerage firms and others for the reasonable expenses incurred by them for forwarding proxy material to you as a beneficial owner of shares on behalf of Reebok's management. In addition to solicitation by mail, directors, officers and employees of Reebok may solicit by personal interview, electronic mail, fax and telephone.

Q: WHO CAN ATTEND THE ANNUAL MEETING?

        A: Only stockholders are invited to attend the Meeting. To gain admittance, you must bring a form of personal identification where your name will be verified against our stockholder list. If a broker or other nominee holds your shares and you plan to attend the Meeting, you should bring a recent brokerage statement showing your ownership of the shares. You must also bring a form of personal identification.

Q: HOW CAN I RECEIVE A COPY OF THE ANNUAL REPORT?

        A: The annual report for the year that ended December 31, 2002, is enclosed with this proxy statement and may be accessed through our corporate website—www.reebok.com.

VOTING PROCEDURES—STOCKHOLDERS OF RECORD

        You are a stockholder of record if your Reebok shares are registered directly in your own name with our transfer agent, American Stock Transfer Company ("AST"). If this is the case, the proxy materials have been sent or provided to you directly by Reebok through AST.

Q: HOW DO I VOTE?

        A: You may vote either by signing, dating and mailing your proxy card, or in person at the Meeting.

Q: WHAT IF I ABSTAIN OR WITHHOLD AUTHORITY TO VOTE ON A PROPOSAL?

        A: If you sign and return your proxy card marked "abstain" or "withhold" on any proposal, your shares will not be voted on that proposal and will not be counted as votes cast in the final tally of votes with regard to that proposal. However, your shares will be counted for purposes of determining whether a quorum is present.

Q: WHAT DOES DISCRETIONARY AUTHORITY MEAN FOR STOCKHOLDERS OF RECORD?

        A: If you sign and return your proxy card without making any specific selections, the persons named on the proxy will vote your shares "FOR" proposal 1 and "AGAINST" proposals 2 and 3. If other matters come before the Meeting, the persons named on the proxy card will have the authority to vote on those matters for you as they determine. At this time, we are not aware of any matters that will come before the Meeting other than those disclosed in this proxy statement.

Q: HOW DO I CHANGE MY VOTE?

        A: A stockholder of record may revoke a proxy by giving written notice to the Clerk before the Meeting, by delivering a later-dated proxy in writing or by voting in person.

VOTING PROCEDURES—BENEFICIAL OWNERS

        You are a beneficial owner if a brokerage firm, bank, trustee or other agent (called a "nominee") holds your stock. This is often called ownership in "street name" because your name does not appear in our stock records.

Q: HOW DO I VOTE?

        A: You must follow the voting procedures of your broker, bank or trustee. Detailed instructions should be included with your proxy material sent by the nominee, who is considered the shareholder of record with respect to these shares.

Q: WHAT IF I ABSTAIN OR WITHHOLD AUTHORITY TO VOTE OR DON'T GIVE THE NOMINEE VOTING INSTRUCTIONS?

        A: Under the rules of the New York Stock Exchange, a nominee may not vote on some proposals without receiving specific voting instructions from the beneficial owner. This is called a "broker non-vote." At present, Reebok is not aware of any proposal to come before the Meeting on which nominees cannot vote without instructions. If you sign and return a proxy card marked "abstain" or "withhold" on a proposal, or if there is a "broker non-vote," your shares will not be voted on the proposal and will not be counted as votes cast in the final tally of votes with regard to that proposal. In each case, your shares are counted for purposes of determining whether a quorum is present.

Q: WHAT DOES DISCRETIONARY AUTHORITY MEAN FOR BENEFICIAL OWNERS?

        A: If you sign and return your proxy card without making any selections, the shares may be voted by the nominee for you on proposals 1 through 3. If other matters come before the Meeting, the nominee may vote on those matters for you, subject to the New York Stock Exchange's rules on the exercise of discretionary authority.

Q: HOW DO I CHANGE MY VOTE?

        A: To change your vote, follow the nominee's procedures on revoking or changing your proxy.

GENERAL VOTING QUESTIONS

Q: WHO TABULATES THE VOTES?

        A: Votes cast by proxy or in person at the Meeting will be counted by persons selected by Reebok to act as election inspectors for the Meeting (the "Election Inspectors").

Q: WHAT ARE THE BOARD'S RECOMMENDATIONS?

        A: The Board's recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:

  •
  FOR the election of the nominated slate of directors (Proposal 1); and

  •
  AGAINST approval of each of the shareholders proposals (Proposals 2 and 3).

Q: HOW MANY VOTES ARE NEEDED FOR THE PROPOSALS TO PASS?

        A: If a quorum is present, the three nominees for directors in Class I who receive the greatest number of votes properly cast (known as a plurality of the votes) will be elected directors. The Election Inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions and "broker non-votes" only as shares that are present and entitled to vote on the matters for purposes of determining the presence of a quorum; but neither proxies that withhold authority to vote for any nominee (without naming an alternative nominee), abstentions nor broker non-votes will be counted as votes cast at the Meeting. As such, abstentions and broker non-votes will not be a factor under Proposal 1.

        With respect to proposals 2 and 3 if a quorum is present, a majority of the votes cast on each of the individual proposals is required. A majority of votes cast in favor of proposals 2 and 3 will not automatically require the actions sought by the Board, but merely will constitute a recommendation by the stockholders voting on the proposal that the Board take the desired action. Additionally, the adoption of proposal 3 would not eliminate board classification and institute the annual election of directors, but would constitute merely a recommendation by those voting on the proposal that the Board consider enacting such a change. The affirmative vote of two-thirds of the outstanding shares or a vote of the directors is required to opt out of the Massachusetts law and declassify the board.

Q: IS MY VOTE CONFIDENTIAL?

        A: The voting instructions of stockholders of record will not be confidential. The voting instructions of beneficial owners will only be available to the owner's bank, broker or trustee. Your voting records will not be disclosed to us unless required by law, requested by you or cast in a contested election. If you are a stockholder of record and write comments on your proxy card, your comments will be provided to us.

Q: WHAT SHARES ARE REFLECTED ON MY PROXY CARD?

        A: Your proxy card reflects all shares owned by you at the close of business on the Record Date.

Q: IF I PLAN TO ATTEND THE ANNUAL MEETING, SHOULD I STILL VOTE BY PROXY?

        A: Yes. Casting your vote in advance does not affect your right to attend the Meeting. Written ballots will be available at the Meeting. If you send in your proxy card and also attend the Meeting, you do not need to vote again unless you want to change your vote. Beneficial owners who wish to vote in person must request a proxy from the nominee and bring that proxy to the Meeting.

Q: WHEN ARE STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING DUE?

        A: If you want to present a proposal to be considered for inclusion in next year's 2004 proxy statement, it must be delivered in writing to the Clerk no later than November 24, 2003. There are additional requirements under our bylaws and the proxy rules to present a proposal, such as continuing to own a minimum number of Reebok shares until the annual meeting and appearing in person at the Meeting to explain your proposal.

PROPOSAL 1: ELECTION OF DIRECTORS

Board of Directors

        Pursuant to the provisions of Section 50A of Chapter 156B of the Massachusetts General Laws ("Section 50A"), the Board of Directors is divided into three classes, having staggered terms of three years each. Under Section 50A and our bylaws, the Board of Directors may determine the total number of directors and the number of directors to be elected at any annual meeting of shareholders or special meeting in lieu thereof.

        Of the current directors, three (3) Class I directors have terms expiring at the Meeting, four (4) Class II directors have terms expiring at the 2004 Annual Meeting and three (3) Class III directors have terms expiring at the 2005 Annual Meeting. All current Class I directors whose terms expire at the Meeting have been nominated by the Board of Directors for reelection at the Meeting. Mannie Jackson, a former director in Class I, tendered his voluntary resignation in July 2002. The Board subsequently appointed Barry Tatelman to fill this vacancy during this past year. Mr. Tatelman has now been nominated to serve as a Class I director. Each Class I director elected at the Meeting will serve until the 2006 Annual Meeting of Shareholders, and until each such director's successor is elected and qualified.

        The Board of Directors has fixed at three the number of Class I directors to be elected by Reebok's shareholders at the Meeting. If these nominees are elected at the Meeting, the Board of Directors will have a total of ten members, including three Class I directors, four Class II directors, and three Class III directors.

Information with Respect to Nominees for Director

        Unless authority is withheld, proxies in the accompanying form will be voted FOR the election of Jay Margolis, Geoffrey Nunes and Barry Tatelman as Class I directors, to hold office until the 2006 Annual Meeting of Shareholders, and until their respective successors are elected and qualified. If a proxy is executed in such a manner as to withhold authority to vote for one or more nominees for director, such instructions will be followed by the persons named as proxies.

        All three of the nominees for director are now Class I members of the Board of Directors. We have no reason to believe that any of the nominees will be unable to serve. In the event that any nominee should not be available, the persons named in the proxy will vote for the others and may vote for a substitute for such nominee.

        Listed below are the nominees for Class I director, with information showing the business experience and current public directorships, if any, of each, the age of each and the year each was first elected or appointed a director of Reebok.

Name	Business Experience and Current Directorships	Age	Director Since
Jay Margolis	President and Chief Operating Officer of Reebok (since December 2001); Executive Vice President and President of the Specialty Business Groups of Reebok (from December 2000 to December 2001); Chairman and CEO of E7th.com, a business-to-business supply solution for the footwear industry linking wholesalers with retailers (from August 2000 to November 2000); Chairman and CEO of Esprit de Corporation (from June 1995 to January 1999); President and Vice Chairman of the Board of Tommy Hilfiger (from January 1992 to June 1995); Vice Chairman of the Board of Liz Claiborne (from January 1982 to January 1992).	54	2002
Geoffrey Nunes	Retired Senior Vice President and General Counsel for Millipore Corporation, a leader in the field of separation technology.	72	1986
Barry Tatelman	Chief Executive Officer of Jordan's Furniture (since 1972), a Massachusetts based New England region furniture store and a subsidiary of Berkshire Hathaway Inc.	52	2002

        The Board of Directors recommends that shareholders vote FOR the directors listed above in Proposal 1.

Information with Respect to Directors Not Standing For Election

        Current Class II members of the Board of Directors, whose terms of office expire at the 2004 Annual Meeting of Shareholders, are as follows:

Name	Business Experience and Current Directorships	Age	Director Since
Norman Axelrod	Chief Executive Officer of Linens 'N Things, Inc. ("LNT"), a national retailer of home textiles, housewares and home accessories (since 1988); Chairman of the Board of Directors for LNT (since 1996); President and CEO of LNT, a division of Melville Corp. (from 1988 to 1996); held various senior management positions at Bloomingdale's (from 1976 to 1988); and Director of Jaclyn, Inc., a handbags and apparel company.	50	2001
Paul R. Duncan	Retired Executive Vice President of Reebok (served from February 1990 until December 1998; and from January 2000 until January 2001), with various executive responsibilities including President of the Company's Specialty Business Groups (from October 1995 to November 1996 and from January 2000 until January 2001); Chief Financial Officer of the Company (from 1985 to June 1995); and Director of Enterasys Networks, successor to Cabletron Systems, Inc., a computer networking company.	62	1989
Richard G. Lesser
	Senior Corporate Advisor (since February 2002) and Director (since 1994) of TJX Companies, Inc. ("TJX Companies"), an off-price apparel and home furnishings retailer; Chief Operating Officer of TJX Companies (from November 1994 to February 2000) and Executive Vice President (from February 1991 through December 2001); Chairman, The Marmaxx Group, a division of TJX Companies that operates TJ Maxx and Marshalls (from February 2001 to December 2001); President, The Marmaxx Group (from February 1996 through February 2001); Director of A.C. Moore Arts & Crafts, Inc., an operator of arts and crafts stores; and Director of Dollar Tree Stores, Inc., a national chain of variety stores selling merchandise at one dollar.	68	1988

Deval L. Patrick	Executive Vice President, General Counsel and Secretary, The Coca-Cola Company, a beverage sales company (since April 2001); Vice President and General Counsel, Texaco Inc., an energy company (from 1999 to March 2001); Partner, Day, Berry & Howard (from 1997 to 1999), a law firm; Assistant Attorney General, Civil Rights Division of the U.S. Department of Justice (from 1994 to 1997); and Director, Coca-Cola Enterprises, Inc., which markets, distributes and produces bottled and canned beverages.	46	2001

        Current Class III members of the Board of Directors, whose terms of office expire at the 2005 Annual Meeting of Shareholders, are as follows:

Name	Business Experience and Current Directorships	Age	Director Since
Paul B. Fireman	Chief Executive Officer and Chairman of the Board of Directors of Reebok; President of Reebok (from 1979 to March 1987 and from December 1989 through December 2001); and Director of Abiomed, Inc., a manufacturer of medical devices.	59	1979
Dorothy E. Puhy	Senior Vice President and Chief Financial Officer, Dana-Farber Cancer Institute (since 1994), a leading health care provider and research concern; Chief Financial Officer, New England Medical Center Hospitals, Inc. (from 1989 to 1994), a major health care provider.	51	2000
Thomas M. Ryan	President and Chief Executive Officer (since May 1998) and Chairman of the Board (since April 1999) of CVS Corporation ("CVS"), a company in the chain drug store industry; President and Chief Executive Officer of CVS Pharmacy, Inc. (since 1994); Director of FleetBoston Financial Corporation, a financial services company; and Director, Yum! Brands, Inc., the world's largest quick-serve restaurant company.	50	1998

Meetings of the Board of Directors and Committees

        During 2002, the Board of Directors held five meetings. Each director attended at least 75% of the aggregate of the total number of Board meetings (held during the period for which served as a director) and the total number of relevant committee meetings on which served (during the period served). During 2003, there will also be periodic executive sessions held where management and employee-directors will not be present for the meetings. For information on the compensation of directors, see "Compensation of Directors" below.

        The Board of Directors has established four standing committees: Audit, Management Development and Compensation, Board Affairs, and Executive.

        The Audit Committee, composed of Ms. Puhy (Chair), Mr. Lesser (until May 2002), Mr. Nunes, Mr. Axelrod (starting in May 2002), and Mr. Patrick (starting in May 2002) held three meetings during 2002. The Audit Committee currently recommends to the Board of Directors the independent auditors to be engaged by the Company; reviews with such auditors and management the Company's internal accounting procedures and controls; and reviews with such auditors the audit scope and results of their audit of the consolidated financial statements of the Company. The Board of Directors adopted the charter of the Audit Committee in 2000, a copy of which can be found on Reebok's website. The Audit Committee's activities during 2002 are described in the section entitled "Report of the Audit Committee."

        The Management Development and Compensation Committee (the "Compensation Committee"), composed of Mr. Nunes (Chair), Mr. Ryan, Mr. Axelrod, and Mr. Lesser (starting in May 2002) held three meetings during 2002. The Compensation Committee administers the Company's stock option and compensation plans, sets compensation for the Chief Executive Officer, reviews the compensation of the other executive officers and provides recommendations to the Board regarding compensation matters. In 2002, the Committee also created a sub-committee for the purpose of reviewing and taking all actions required by outside directors under Section 162(m) of the Internal Revenue Code. The Compensation Sub-Committee consists of all members of the Compensation Committee with the exception of any such members not deemed to be "outside directors" for purposes of Section 162(m).

        The Board Affairs Committee, composed of Mr. Lesser (Chair), Messrs. Jackson (until July 2002), Ryan, and Patrick held two meetings during 2002. The Board Affairs Committee is responsible for considering Board governance issues and developing and maintaining Reebok's Board of Director policies. These policies can be found on the Investors Relations section of Reebok's corporate website, www.reebok.com. The Board Affairs Committee also recommends individuals to serve as directors of the Company and will consider nominees recommended by shareholders. In addition, the Board Affairs Committee in consultation with the Chairman is responsible for reviewing with the Board on a periodic basis the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. This assessment includes issues of diversity, age, and skills such as an understanding of product marketing and international background, all in the context of an assessment of the perceived needs of the Company at any point in time. Finally, the Board Affairs Committee is responsible for reviewing the Board's performance and reporting those results to the Board. All members of the Board Affairs Committee are considered independent directors under current NYSE rules.

        The Executive Committee, composed of Mr. Fireman (Chair), Messrs. Duncan and Nunes, did not hold a meeting during 2002. The Executive Committee may take certain action permitted by law and the bylaws in the intervals between meetings of the full Board, but did not take any action by unanimous written consent during 2002.

Corporate Governance Policies

        The corporate governance standards established by the Board provide a structure within which directors and senior management can effectively pursue Reebok's objectives for the shareholders' benefit. Reebok's business is managed under the direction of the Board who delegates the conduct of business to Reebok's senior management team. Our Board and senior corporate management is committed to continually improving the state of our internal controls, corporate governance and financial reporting. In this regard, we will revise our corporate governance policies and committee charters in 2003. The full text of our current Board of Directors policies, along with all our committee charters and our employee code of conduct can be found on Reebok's website at www.reebok.com. The charter of the Audit Committee has been previously attached to the 2001 Proxy Statement. A summary of the key Board governance policies is presented below.

        The current standing Board committees are: Audit, Board Affairs, Management Development and Compensation, and Executive. The Chairman reviews committee assignments and chairmanships on an annual basis in consultation with the Board Affairs Committee and makes recommendations to the Board. The Board strives for an appropriate blend of rotation of committee assignments and continuity of membership. The Chairman of the Board establishes the agenda for each Board meeting. Each Board member is free to suggest the inclusion of items(s) on the agenda. Information and data that is important to the Board's understanding of the business to be discussed at a meeting is distributed in writing to the Board before each meeting.

        The Board presently has 10 members. The Board believes that all members of the Management Development and Compensation, Audit, and Board Affairs Committees should be independent Directors. Additionally, a majority of the Board as a whole should be composed of independent Directors. The Board Affairs Committee will periodically review relationships between outside Directors and the Company in order to evaluate Director independence. The Board and all of its committees have access to such outside advice as the Board or appropriate Committee in its sole discretion deems necessary or appropriate, including but not limited to, outside attorneys and/or other outside consultants.

        An evaluation of Chief Executive Officer performance is made annually by the Management Development and Compensation Committee based on objective and subjective criteria such as performance of the business, accomplishment of long-term strategic objectives, and management development. The Chief Executive Officer presents to the Board an annual report on Reebok's program for management development and succession planning.

Compensation of Directors

        During 2002, each director who is not an officer or employee of the Company received an annual retainer of $25,000, plus $2,000 for each committee chairmanship held, $2,000 for each directors' meeting, and $1,000 for each committee meeting attended, plus expenses. As part of a policy adopted by the Board of Directors in 1998, which recognized that alignment of the interests of Board members with those of shareholders is desirable, that requires each director to own Reebok's Common Stock with a market value of at least four times the amount of the annual retainer within five years after the director's first election to the Board, a minimum of forty percent of the annual retainer was paid to the directors in Reebok's Common Stock.

        The Company's Equity and Deferred Compensation Plan for Directors provides for the issuance of stock options to directors and provides a means by which directors may defer all or a portion of their director fees. In addition, the shareholders of Reebok approved the 2001 Equity Incentive and Director Deferred Compensation Plan at the 2001 Annual Meeting. These two plans shall be referred to as the "Directors' Plan" for purposes of this section.

        The deferred compensation portion of the Directors' Plan permits outside directors to defer all or a portion of their director compensation and to invest such deferred compensation in Reebok's Common Stock or in cash, which earns interest at the Merrill Lynch Corporate Bond Rate (the "Bond Rate"). Compensation deferred into Common Stock is converted into stock based on the price of the stock on the first day of the calendar quarter following the quarter in which the fees were deferred. Any dividends paid on the Common Stock are also credited to the director's individual deferred compensation account.

        Directors who elect to defer their compensation will receive a distribution of their deferred compensation in either a lump sum or in annual installments (at the director's election) beginning on a date specified by the director or on the date on which the director is no longer a member of the Board of Directors, whichever occurs first. If the deferred compensation is invested at the Bond Rate, the distribution will be in cash in an amount equal to the deferred compensation plus interest accrued. If the compensation is deferred into Common Stock, the distribution will be in the form of shares of Common Stock.

        Under the stock option portion of the Directors' Plan, each newly elected (or re-elected) Eligible Director (as defined below) is granted an option on the date of such election (or re-election) to purchase shares of Common Stock having an aggregate market value on such date equal to six times the average cash compensation received by all directors in the immediately prior calendar year (the "Election Year Grant"). On April 28 of each year after the Election Year Grant, each Eligible Director is granted an option to purchase shares of Common Stock having a fair market value on the date of such grant equal to three times the average annual cash compensation received by all directors in the immediately prior calendar year (or a pro-rata portion based on the date of his or her election). The exercise price for all options granted under the Directors' Plan is the fair market value of Common Stock on the date of the grant and the options vest over 3 years in equal annual installments.

        On April 28, 2002, Messrs. Axelrod, Duncan, Lesser, Nunes, Patrick and Ryan, and Ms. Puhy, each were granted an option to purchase 3,921 shares of Common Stock. On April 28, 2002, Mr. Ryan and Ms. Puhy each were granted an additional option to purchase 7,841 shares of Common Stock as an Election Year Grant. Upon his appointment to the Board of Directors on October 29, 2002, Mr. Tatelman was granted an option to purchase 7,748 shares of Common Stock. Mr. Mannie Jackson received a grant of 3,921 options on April 28, 2002. These options were cancelled in July upon Mr. Jackson's resignation from the Board of Directors.

        An "Eligible Director" is any director who is not an officer or employee of the Company and is not a holder of more than five percent (5%) of the outstanding shares of the Company's Common Stock or a person who is in control of such holder. In 2002, all the directors were Eligible Directors, except for Mr. Fireman and Mr. Margolis.

Beneficial Ownership of Shares

        The following table shows certain information about the shares of Common Stock owned as of the Record Date by persons owning of record, or to the knowledge of the Company, beneficially five percent (5%) or more of the outstanding shares of Common Stock. It also shows ownership by each director and nominee for director, by each executive officer named in the Summary Compensation Table below and by all directors and executive officers of the Company as a group. The address for Paul and Phyllis Fireman is c/o Reebok International Ltd., 1895 J.W. Foster Boulevard, Canton, Massachusetts 02021.

Name	Number of Shares Beneficially Owned(1)	Options Exercisable Within 60 Days (2)	Percent of Shares of Common Stock (3)
Paul B. Fireman(4)	7,545,632	611,150	13.5%
Phyllis Fireman(5)	6,412,002	0	10.7%
Norman Axelrod (6).	0	7,988	*
Paul R. Duncan(6)	8,214	130,037	*
Richard G. Lesser(6)(7)	0	57,517	*
Geoffrey Nunes(6)	11,000	57,562	*
Deval L. Patrick (6).	0	7,987	*
Dorothy E. Puhy(6)	0	14,373	*
Thomas M. Ryan(6)	0	45,853	*
Barry Tatelman(6).	0	0	*
Martin Coles	0	12,500	*
Jay Margolis	101,287	175,000	*
Terry R. Pillow	16,166	52,500	*
Kenneth I. Watchmaker	60,920	363,750	*
Directors and Executive Officers listed above and other Executive Officers as a group (16 persons)(8)	7,772,155	1,744,741	15.5%
Putnam Investments(9)	3,153,726	0	5.2%
Investors Group Trust Co. Ltd.(10)	3,304,000	0	5.5%

*=
Represents less than 1% of the outstanding common stock of the class.

(1)
Except as otherwise noted, all persons and entities have sole voting and investment power over their shares. Some directors and executive officers disclaim beneficial ownership of some of the shares included in the table as noted below.

(2)
All amounts shown in this column reflect the number of shares that could be purchased upon exercise of stock options exercisable within 60 days of the Record Date.

(3)
Computed on the basis of 59,765,680 shares outstanding as of the Record Date and the number of options exercisable within 60 days of the Record Date for each beneficial owner whose ownership is being reported.

(4)
This number includes Mr. Fireman's indirect beneficial ownership of 2,006,108 shares held in two trusts established in 1999. In addition, this number includes 500,000 shares subject to a variable prepaid forward contract, which permits him to retain the right to vote the shares during the three-year period until the contract settles in March 2005. The contract allows Mr. Fireman to participate fully in the upside potential of Reebok stock at a level 40% above the pre-determined price levels. The number excludes, however, 4,004,526 shares that are beneficially owned by Phyllis Fireman, Paul Fireman's wife. Mr. Fireman disclaims beneficial ownership of these 4,004,526 shares.

(5)
This number includes Mrs. Fireman's indirect beneficial ownership of 1,042,476 shares held in a trust established in 1999. In addition, this number includes 500,000 shares subject to a variable prepaid forward contract, which permits her to retain the right to vote the shares during the three-year period until the contract settles in March 2005. The contract allows Mrs. Fireman to participate fully in the upside potential of Reebok stock at a level 40% above the pre-determined price levels. The number excludes, however, 5,749,306 shares that are beneficially owned by Paul Fireman, Phyllis Fireman's husband. Mrs. Fireman disclaims beneficial ownership of these 5,749,306 shares.

(6)
Excludes for the following persons, the following shares, which represent shares deferred pursuant to the Directors' Plan: Norman Axelrod, 2,547 shares; Paul R. Duncan, 5,504 shares; Richard G. Lesser, 6,669 shares; Geoffrey Nunes, 6,615 shares; Deval L. Patrick, 2,372 shares; Dorothy E. Puhy, 3,137 shares; Thomas M. Ryan, 9,471 shares; and Barry Tatelman, 349 shares.

(7)
Excludes 3,576 shares held by Mr. Lesser's wife and child. Mr. Lesser disclaims beneficial ownership of these shares.

(8)
Excludes the 4,004,526 shares described in note (4) above and the 3,576 shares described in note (7). Includes shares subject to options held by directors and executive officers that are exercisable within 60 days of the Record Date.

(9)
Information based on a Schedule 13G dated February 14, 2003 filed with the SEC by Putnam, LLC d/b/a Putnam Investments, Putnam Investment Management, LLC, The Putnam Advisory Company, LLC, and Marsh & McLennan Companies, Inc. as a group (collectively, "Putnam Holders"), which reported the beneficial ownership of 3,153,726 shares, of which the Putnam Holders have both shared voting and dispositive power with respect to all shares. The address of the Putnam Holders is One Post Office Square, Boston, Massachusetts 02109.

(10)
Information based on a Schedule 13G/A dated February 28, 2003, filed with the SEC by Investors Group Trust Co. Ltd., Investors Group Trustco, Inc., Investors Group Inc., Investors Group Trust Inc., I.G. Investment Management, Ltd., Investors U.S. Large Cap Value Fund, Investors Corporate Class, Inc., Investors Global Fund, Investors Canadian Small Cap Growth Fund, Investors U.S. Opportunities Fund and Investors Canadian Equity Fund as a group (collectively, "IGT Holders"), a diversified financial services holding company, which reported the beneficial ownership of 3,304,000 shares, of which the IGT Holders have both shared voting and dispositive power with respect to all shares. The address of the IGT Holders is One Canada Centre, 447 Portage Avenue, Winnipeg, Manitoba R3C 3B6.

Executive Compensation

        The following table shows the aggregate compensation paid or accrued by the Company for services rendered during the years that ended December 31, 2000, 2001 and 2002 (when applicable) for (i) the Chief Executive Officer; and (ii) each of the four other most highly compensated executive officers (those falling within either clause (i) or (ii) shall be referred to herein as the "named executive officers"):

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long Term Compensation Awards
Name	Year	Salary($)	Bonus($)		Other Annual Compensation($)(1)	Restricted Stock Awards($)		Securities Underlying Options(#)(2)		All Other Compensation($)
Paul B. Fireman Chairman and Chief Executive Officer	2002 2001 2000	1,000,012 1,000,012 1,000,012	2,075,025 2,075,000 2,100,000		71,880 123,773 0	None None None		None None 2,000,000	(4)	55,501 55,251 55,251	(3) (3) (3)
Jay Margolis President and Chief Operating Officer	2002 2001 2000	1,000,000 627,694 23,077	1,700,000 474,000 200,000		0 0 0	None 2,400,000 None	(5)	None 400,000 150,000		None 99,945 None	(6)
Kenneth I. Watchmaker Executive Vice President; Chief Financial Officer	2002 2001 2000	600,002 600,002 592,310	1,195,842 976,310 980,866		0 0 0	None None 393,750	(9)	125,000 198,000 100,000	(7)	40,516 57,743 44,865	(8) (8) (8)
Martin Coles Executive Vice President; President and CEO, Reebok Brand	2002 2001	466,250 1,000	480,238 0		0 0	None None		200,000 None	(10)	425,115 None	(11)
Terry R. Pillow Senior Vice President; President and CEO, Ralph Lauren Footwear Co.	2002 2001 2000	375,024 364,441 335,431	349,838 199,839 302,062	(14)	0 0 0	None None 393,750	(15)	35,000 70,000 100,000	(7)	50,447 94,882 62,141	(12)(13) (12)(13) (13)

(1)
In accordance with SEC rules, various personal benefits and perquisites amounts totaling less than $50,000 in any year have been omitted. Of the amount shown for Mr. Fireman, $41,880 related to the aggregate incremental cost to Reebok for his personal use of Company owned or chartered aircraft in 2002, and $93,773 in 2001. Mr. Fireman also received a personal allowance of $30,000 in each of 2001 and 2002.
(2)
All options granted in 2002 were under the 2001 Equity Incentive and Director Deferred Compensation Plan. For more details, see the "Stock Option Grants" section. Unless otherwise specified, Reebok granted all other options under the 1994 Equity Incentive Plan.
(3)
Includes contributions by the Company on behalf of Mr. Fireman as follows: for 2002, $14,000 to the Savings and Profit-Sharing Plan and $41,501 in credits allocated to Mr. Fireman's account under the Company's Excess Benefits Plan; for 2001, $13,750 to the Savings and Profit-Sharing Plan and $41,501 in credits allocated to Mr. Fireman's account under the Company's Excess Benefits Plan; and for 2000, $13,250 to the Savings and Profit-Sharing Plan and $42,001 in credits allocated to Mr. Fireman's account under the Company's Excess Benefits Plan. Mr. Fireman is 100% vested in these contributions and allocations.
(4)
Granted pursuant to an agreement with Mr. Fireman, discussed more fully in the "Employee Agreements" section.

(5)
The value of the 100,000 shares of restricted stock held by Mr. Margolis as of December 31, 2002, assuming a sale price of $29.40 per share, would be $2,940,000. Under the 2001 Equity Incentive and Director Deferred Compensation Plan, the Company awarded him 100,000 shares of restricted stock on December 5, 2001 at the per share price of $24.00, subject to restrictions and other conditions as discussed below in "Employee Agreements." None of these shares have vested.
(6)
This amount represents payment and reimbursement of expenses incurred by Mr. Margolis in connection with his relocation to Massachusetts (including temporary housing) and a gross-up of $17,548 for tax purposes.
(7)
This number reflects the occurrence of two annual grants of stock options during 2001. The first annual grant occurred in January 2001 (related to Fiscal Year 2001) and the second annual grant in December 2001 (related to Fiscal Year 2002). In 2002 and in the future, Reebok anticipates that the annual grant of stock options will occur in December of each year.
(8)
Includes contributions by the Company on behalf of Mr. Watchmaker as follows: for 2002, $14,000 to the Savings and Profit Sharing Plan and $26,516 in credits allocated to Mr. Watchmaker's account under the Excess Benefits Plan; for 2001, $13,750 to the Savings and Profit-Sharing Plan and $43,993 in credits allocated to Mr. Watchmaker's account under the Excess Benefits Plan; and for 2000, $13,250 to the Savings and Profit-Sharing Plan and $31,615 in credits allocated to Mr. Watchmaker's account under the Excess Benefits Plan. Mr. Watchmaker is 100% vested in these contributions and allocations.
(9)
The value of the 50,000 shares of restricted stock held by Mr. Watchmaker as of December 31, 2002, assuming a sale price of $29.40 per share, would be $1,470,000. The Company awarded him 50,000 shares of restricted stock on January 24, 2000 at the per share price of $7.875, subject to restrictions and other conditions as discussed below in "Employee Agreements." 16,667 shares vested on July 26, 2000, after the Company met its first performance objective, and an additional 16,667 shares vested on February 6, 2001, after the Company met its second performance objective.
(10)
Represents three separate grants of stock options during 2002. For more details, see the "Stock Option Grants" section.
(11)
This amount represents payment and reimbursements of expenses incurred by Mr. Coles in connection with his relocation to Massachusetts (including temporary housing) and a gross-up of $141,377 for tax purposes in 2002.
(12)
Includes contributions by the Company on behalf of Mr. Pillow as follows: for 2002, $14,000 to the Savings and Profit-Sharing Plan and $14,737 in credits allocated to Mr. Pillow's account under the Excess Benefits Plan; and for 2001, $13,750 to the Savings and Profit-Sharing Plan and $587 in credits allocated to Mr. Pillow's account under the Excess Benefits Plan. Mr. Pillow is 60% vested in these contributions and allocations.
(13)
These amounts include payment and reimbursement of expenses incurred by Mr. Pillow in connection with his relocation to Massachusetts (including temporary housing), a gross-up of $13,498 for tax purposes in 2000, a gross-up of $18,478 for tax purposes in 2001, and a gross-up of $8,470 for tax purposes in 2002.
(14)
This amount includes receipt of a guaranteed bonus of $100,000 following Mr. Pillow's relocation in June 2001 to New York (and assumption of a new role as President and CEO for Ralph Lauren Footwear Co.) from Massachusetts and his previous position as President and CEO of The Rockport Company LLC.
(15)
The value of the 21,333 shares of restricted stock held by Mr. Pillow as of December 31, 2002, assuming a sale price of $29.40 per share, would be $627,190. The Company awarded him 50,000 shares of restricted stock on January 24, 2000 at the per share price of $7.875, subject to restrictions and other conditions as discussed below in "Employee Agreements." 16,667 shares vested on July 26, 2000, after the Company met its first performance objective, and an additional 16,667 shares vested on February 6, 2001, after the Company met its second performance objective.

Stock Option Grants

        The following table shows information concerning individual grants of stock options made during 2002 to each of the named executive officers:

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
	Individual Grants
		% of Total Options Granted to Employees in 2002(2)
Name	Number of Options Granted (#)(1)		Exercise or Base Price ($/SH)	Expiration Date
					5%($)	10%($)
Paul B. Fireman	0	n/a	n/a	n/a	n/a	n/a
Jay Margolis	0	n/a	n/a	n/a	n/a	n/a
Kenneth I. Watchmaker	125,000	7.78%	$28.57	12/10/12	$2,250,000	$5,678,750
Martin Coles	50,000	3.11%	25.48	1/14/12	802,500	2,025,500
	50,000	3.11%	26.77	6/12/12	843,500	2,128,000
	100,000	6.23%	28.57	12/10/12	1,800,000	4,543,000
Terry Pillow	35,000	2.18%	28.57	12/10/12	630,000	1,590,050
All Optionees (4)	1,606,095	100%	28.57	12/10/12	28,909,710	72,964,896

All Shareholders (5)	60,058,009	n/a	n/a	n/a	1,081,044,162	2,728,435,349
Optionee Gains as % of All Shareholders Gain					2.67%	2.67%

(1)
These options were granted under the 2001 Equity Incentive and Director Deferred Corporation Plan. These options have a four-year vesting schedule under which twenty-five percent (25%) of the shares granted become exercisable on the first four anniversaries of the date of the grant. The options will also become exercisable upon the death or permanent disability of the optionee and may become exercisable upon certain circumstances in the event of a merger, consolidation, sale of substantially all of the Company's assets or other transaction or series of transactions that result in a change of control of the Company's Common Stock.
(2)
Based on an aggregate of 1,606,095 options granted to employees during 2002.
(3)
The assumed annual rates of stock price appreciation of 5% and 10% per year are established by the SEC and are not to be construed as a forecast of future appreciation. The actual realized value of such options will depend on the market value of the Common Stock on the date of exercise; no gain will be realized by the optionees unless there is an increase in the stock price from the price on the date of grant.
(4)
The All Optionees example assumes the price per share ($28.57) of all options granted on December 10, 2002, which was the date of the annual grant this past year, for a ten year term based on assumed annual stock appreciation of 5% and 10%, respectively.
(5)
No gain to optionees is possible without an increase in stock price, which will benefit all shareholders commensurately. The All Shareholders example assumes the same price and ten-year term used in the All Optionees example and is based on the number of shares outstanding on December 31, 2002, of 60,058,009.

Aggregated Option Exercises and Values

        The following table sets forth aggregated option exercises in 2002 and option values as of December 31, 2002 for each of the named executive officers:

AGGREGATED OPTION EXERCISES IN 2002
AND OPTION VALUES AS OF DECEMBER 31, 2002

			Number of Unexercised Options at 12/31/02(#)		Value of Unexercised In-the-Money Options at 12/31/02($)(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Paul B. Fireman	—	—	611,150	2,000,000	$5,864,504	$23,050,000
Jay Margolis	—	—	175,000	375,000	1,032,000	2,112,000
Kenneth I. Watchmaker	—	—	335,250	348,750	5,104,563	2,315,888
Martin Coles	—	—	0	200,000	0	410,500
Terry Pillow	25,000	$518,098	35,000	146,250	276,063	1,457,419

(1)
In accordance with SEC rules, the values are based on a fair market value as of December 31, 2002, of $29.40 per share, which was the closing price per share of the Company's Common Stock on the NYSE on the last day of fiscal 2002, less the exercise price payable for such shares. All the values in the table are stated on a pre-tax basis.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders (1)	7,089,447	$22.93	4,106,903	(3)
Equity compensation plans not approved by security holders (2)	2,000,000	$17.88	0
Total	9,089,447	$21.82	4,106,903

(1)
These approved plans are Reebok's 1985 Stock Option Plan, 1986 Stock Option Plan for Selected Individuals, 1987 Stock Option Plan for Directors, 1994 Equity Incentive Plan (the "1994 Plan"), 2001 Equity Incentive and Director Deferred Compensation Plan (the "2001 Plan"), and Reebok's Employee Stock Purchase Plan.

(2)
There is only one equity compensation plan not approved by shareholders, which relates to 2 million outstanding options issued to Mr. Fireman in 2000. Please see the "Employee Agreements" section for a description of the plan.

(3)
Of these shares available for future issuance, all those under the 1994 Plan and the 2001 Plan may be issued as restricted stock.

Supplemental Executive Retirement Plan

        The Board of Directors, on February 15, 1996, adopted a Supplemental Executive Retirement Plan (the "SERP") for certain key executive officers, including Mr. Fireman and Mr. Watchmaker. As subsequently amended, the SERP provides that a participant, upon attaining age 60, will receive an annual retirement benefit equal to (a) twenty-five percent (25%) of his or her average total compensation for the three calendar years out of the ten consecutive calendar years immediately prior to the year in which the executive retires, in which the executive had the highest total compensation ("Final Average Compensation"), multiplied by (b) the number of years of such executive's service with the Company (not to exceed 15) divided by 15. The SERP also provides for reduced benefits for participants who retire after age 55, but before age 60, and have completed at least five full years of continuous service with the Company, or who retire before age 55, and have completed at least ten full years of continuous service. In addition, Participants who voluntarily terminate their employment with the Company will forfeit their eligibility and further benefits if, prior to age 65, they work on a full-time basis (excluding service on a board of directors, government or public service or teaching) after leaving the Company, or if at any time they perform any services for a competitor of the Company.

        The following table sets forth estimated annual benefits payable under the SERP upon a participant's retirement, assuming attainment of age 60 while in the employment of the Company, for the following compensation levels and years of service:

	Years of Service
Final Average Total Compensation
	5	10	15 and above
$450,000	$37,500	$75,000	$112,500
550,000	41,667	83,333	125,000
750,000	62,500	125,000	187,500
1,000,000	83,333	166,667	250,000
1,250,000	104,167	208,333	312,500
1,500,000	125,000	250,000	375,000
1,750,000	145,833	291,667	437,500
2,000,000	166,667	333,333	500,000
2,250,000	187,500	375,000	562,500

        The compensation covered by the SERP for any calendar year is the participant's base compensation and annual incentive bonus earned for such year (which are reflected in the Salary and Bonus columns of the Summary Compensation Table), plus any amount that would have been paid to the participant but for a salary reduction agreement in effect during such year pursuant to Sections 125 or 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). The benefit payment under the SERP is not subject to any deductions for Social Security benefits or other offset amounts. Years of service credited under the SERP for the executive officers named in the Summary Compensation Table above who are participants in the SERP are as follows: Paul B. Fireman, 23 years; and Kenneth I. Watchmaker, 10 years.

Employee Agreements

        In May 2000, Mr. Fireman agreed to exercise his two stock options for 1,000,000 shares each granted to him in 1990 (with exercise prices of $17.32 and $18.37), which were set to expire on July 24, 2000, once the market price of the Company's common stock exceeded the exercise price of the options. The effect of a sale of the shares would have been significantly dilutive to the Company's shareholders. The Board believed, after consultation with its independent financial advisers, that this dilution would not be in the best interest of the Company or its stockholders. Thus, Mr. Fireman also agreed to irrevocably offer to sell the shares acquired upon exercise of these options to the Company at the first trade price above the exercise price. Mr. Fireman exercised his options and sold the underlying shares to the Company pursuant to this agreement on May 9 and May 24, 2000. The Company then agreed to grant Mr. Fireman two new options for 1,000,000 shares each with an exercise price equal to the market price at which the Company purchased Mr. Fireman's shares at $17.375 and $18.375, respectively. These options vest annually over a three-year period; however, they accelerate and become immediately exercisable if Mr. Fireman is no longer the Chief Executive Officer of the Company (other than as a result of a termination for cause) or upon a change of control of the Company. Additionally, the options will not be exercisable so long as Mr. Fireman is a "covered employee" under Section 162(m) or if certain other conditions are not met. The options have a ten-year term; however, at such time as Mr. Fireman is no longer actively involved in the management of the Company as an officer, director or consultant, he would have three years to exercise the options.

        The Company entered into a split-dollar insurance agreement as of September 25, 1991 with a trust established by Mr. Fireman, pursuant to which the Company and that trust will share in the premium costs of a whole life insurance policy that pays a death benefit of not less than $50,000,000 upon the death of Mr. Fireman, age 59, or Phyllis Fireman, age 58 (whichever occurs later). Under the agreement, the Company paid that portion of each annual policy premium that, in general terms, was equal to the annual increase in the cash value of the policy. The Company's obligation to make such premium payments terminated in 1996 upon the payment of the sixth annual premium due under the policy. In 1999, the Company restructured the related key man policy of which the Company is the beneficiary and which is designed to work in conjunction with the split-dollar insurance policy to insure the repayment to the Company of the aggregate amount of the premiums paid by the Company. Pursuant to this restructuring, the Company applied its cash value to the full premium of the restructured policy resulting in no premium payment obligations in 1999 or thereafter. The Company may cause the agreement to be terminated and the policy to be surrendered at any time upon 60 days' prior notice. Upon surrender of the policy or payment of the death benefit under the policy, the Company is entitled to repayment of an amount equal to the cumulative premiums previously paid by the Company.

        The Company has change of control agreements with Mr. Watchmaker and Mr. Margolis providing for certain compensation and benefits in the event of the termination of their employment with the Company following a "change in control" of the Company (as defined in the respective agreements). A "change in control" includes one which is initiated by Company management except in the case of a leveraged buy-out or recapitalization of the Company in which the executive participates as an equity investor. In each agreement, if the executive's employment with the Company were to terminate (other than as a result of the death, total disability or retirement of the executive at or after his normal retirement date) within 24 months following a change in control and the termination is (a) by the Company for a reason other than as a result of a conviction of the executive for a felony or a crime involving moral turpitude or (b) by the executive if the Company fails to maintain the executive in the positions, with the titles, that he held immediately prior to the change of control, following a downgrading of his responsibilities or authority or if the Company makes certain other changes or reductions in the executive's compensation as specified in the agreement, then the Company will pay to the executive a lump-sum cash payment equal to 300% of the aggregate of his (i) then-current annual base salary, (ii) his target bonus for the then-current year, or, if higher, his bonus for the most recent calendar year ended before the change of control, (iii) the amount of his then-current annual personal expense allowance and (iv) the annual cost of life insurance then furnished to him by the Company. In addition, all of the executive's outstanding stock options, restricted shares and other similar incentive rights and interests will become immediately and fully vested and exercisable. The executive will be treated for purposes of the SERP as having three additional years of continuous service and the Company will pay to him in a single lump-sum cash payment the present value of his benefit under the SERP. The Company will pay to the executive, in a single lump-sum cash payment, an amount equal to the difference, if any, between (i) the total distribution that he receives following his termination under the Company's Savings and Profit-Sharing Retirement Plan and its Excess Benefits Plan and (ii) the total distribution that he would have received under such plans had he accumulated three additional years of service for vesting prior to termination. The executive and his dependents will also continue to participate fully at the expense of the Company in all accident and health plans provided by the Company immediately prior to the change in control, or receive substantially equivalent coverage, until the third anniversary of his termination of employment. In addition, the agreements provide that the executive will be reimbursed by the Company for any legal fees and expenses incurred by him as a result of the termination of his employment. Each agreement provides that if it is determined that any payment or benefit provided by the Company to or on behalf of the executive, either under the executive's change of control agreement or otherwise, is subject to the excise tax imposed by Section 4999 of the Code, the Company will make an additional lump-sum payment to the executive which will be sufficient to make the executive whole for all taxes and any associated interest and penalties imposed under or as a result of Section 4999. Messrs. Watchmaker and Margolis are required under the agreements not to leave voluntarily the employ of the Company in the event that any person or entity initiates a change of control until such time as the effort terminates or the change of control is completed. The Company amended Mr. Watchmaker's change of control agreements in February 2000 such that if Mr. Fireman is no longer Chief Executive Officer of the Company it will be deemed a "change of control" under the Agreement.

        The Company has non-competition agreements with Mr. Watchmaker, Mr. Margolis, Mr. Coles and Mr. Pillow under which each executive has agreed not to compete, directly or indirectly, with the Company during his employment and pursuant to which the Company has the right to extend the non-competition requirement for a period of up to one year after his termination of employment with the Company (the "Non-Competition Period"). During the Non-Competition Period, the Company will pay the executive an amount equal to one-half of his base salary as in effect on his termination date and will continue certain medical coverage benefits, except that for Mr. Watchmaker, if the Company terminates his employment without "cause" (as defined in the agreement), he would be entitled to 100% of his base salary as of the date of termination, which amount shall be reduced by the amount of any severance payments received from the Company.

        As a retention tool for certain key executives, the Board of Directors approved the grant of shares of restricted stock in January 2000 and adopted an annual supplemental bonus program. This bonus will be in addition to any bonus payable under the Company's Bonus Plan (as defined below), or any similar program then in effect. The program will last for four years. The objectives of the restricted stock grant were to: (1) maintain the focus on shareholder returns and align senior management's interest more closely with shareholders, (2) retain certain key executives, and (3) deliver a significant increase in compensation for exceptional Company performance. Mr. Watchmaker and Mr. Pillow each received a grant of shares of Reebok Common Stock as of January 24, 2000 at a price of $7.875. The shares are "restricted," which means that they are not transferable and cannot be sold until they vest. The restricted stock will fully vest on January 24, 2004 subject to earlier vesting if the Company achieves certain established goals. Specifically: (a) one-third of the Restricted Shares will vest prior to that date if the Company's earnings per share ("EPS") at year end is $1.50 or more, or if the stock price for Reebok closes at $18.00 per share or more for any five trading days in any ten trading day period; (b) an additional one-third of the Restricted Shares will vest if the Company's EPS at year end is $2.25 or more, or if the stock price for Reebok closes at $27.00 or more for five trading days in a ten trading day period; and (c) the remaining one-third of the Restricted Shares will vest if the Company's EPS at year end is $3.00 or more, or if the stock price for Reebok closes at $36.00 or more for five trading days in a ten trading day period. As of the Record Date, two-thirds of the Restricted Shares have vested.

        At the same time, Reebok adopted an Executive Loan Program. The loan may be called and required to be paid in full if: (i) the employee fails to make payments when due, or (ii) if the employment with Reebok is terminated for any reason. Mr. Watchmaker and Mr. Pillow as executive officers each became indebted individually to the Company during 2000 in the amount of $184,078 through the execution of a promissory note payable over four years (with interest accruing at 6.21% per year). As of the Record Date, $46,019.53 remains outstanding on the loan for each of the executive officers.

        The Company entered into an employment agreement with Jay Margolis, President and Chief Operating Officer of Reebok International Ltd. effective December 5, 2001 (the "Margolis Agreement"), which has an initial term of three years. This initial term will be automatically extended for up to two additional one-year terms unless terminated earlier pursuant to the terms of the Margolis Agreement. Pursuant to the Margolis Agreement, he receives an initial base salary of $1,000,000 per year with a guaranteed increase on January 1, 2003. He is entitled to receive an annual bonus of up to 100% of his base salary based on his achievement of certain financial and management performance goals on the same basis as other senior executives of the Company. As part of the Margolis Agreement, the Company also granted him 100,000 shares of restricted stock, which will vest in its entirety on December 31, 2004, but may be accelerated and become immediately vested in certain early termination circumstances. In addition, the Company granted him 400,000 non-qualified stock options. The Company intends that this mega-grant option to Mr. Margolis, which shall vest over four years, be in lieu of regular annual grants for his current position during the initial term of his Employment Agreement.

        The Company also entered into an employment agreement with Martin Coles, President of the Reebok Brand effective as of June 12, 2002 (the "Coles Agreement"), which has an initial term of three years. This initial term will be automatically extended for up to two additional one-year terms unless terminated earlier pursuant to the terms of the Coles Agreement. Pursuant to the Coles Agreement, Mr. Coles receives a base salary of $500,000 per year, which may be adjusted upwards. He is also entitled to receive an annual bonus of up to 100% of his base salary based on his achievement of certain financial and management performance goals on the same basis as other senior executives of the Company.

        In June 2002, in connection with his employment and relocation to Massachusetts, Reebok provided Mr. Coles a line of credit of up to $300,000 at an interest rate equal to the federal short-term rate in effect at the time of entering into the loan under Section 1272(d) of the Internal Revenue Code, compounded semi-annually (the "Loan"). The Loan accrues interest as set forth in a Revolving Promissory Note evidencing the August drawdown, but such interest will be deferred and not be payable until June 30, 2005; provided, however, that if Mr. Coles remains employed with Reebok beyond that date then the principal and interest will be forgiven in its entirety. In the event that Mr. Coles' employment with the Company is terminated for any reason (other than death) prior to June 30, 2005, Mr. Coles has agreed to repay to the Company the entire principal of the Loan and any accrued interest. As of the Record Date, $306,000, including accrued interest, remains outstanding on the Loan.

        Both the Margolis Agreement and the Coles Agreement (the "Employment Agreements") may be terminated prior to the end of its term by the executive without good reason upon ninety days prior written notice or with good reason (defined therein) upon fourteen days prior written notice. The Company may terminate either of the Employment Agreements upon written notice for cause (defined therein), death or for any other reasons. In the event of the executive's voluntary termination without good reason, termination by Reebok for cause, or termination as a result of his death or incapacity, the executive would be entitled to payment of his base salary and medical coverage only until the last day of his active employment. If his employment is terminated as the result of his voluntary termination with good reason or involuntary termination for reasons other than cause, death or incapacity, he is entitled to continuation of his base salary and medical coverage and certain other benefits for up to a maximum of eighteen (18) months.

        The above description is only a summary of the agreements which the Company has with its various executive officers and is qualified in its entirety by the actual agreements, copies of which are exhibits to the Company's Annual Report on Form 10-K.

Report of the Management Development and Compensation Committee on Executive Compensation

        The Management Development and Compensation Committee (the "Committee") has submitted the following report:

        The Committee is a standing committee of the Board of Directors that consists entirely of independent directors. In 2002, the Committee consisted of Geoffrey Nunes (Chair), Norman Axelrod, Richard Lesser (starting in May 2002), and Thomas M. Ryan. The Committee's responsibilities include setting both the cash and equity compensation level for the Chief Executive Officer and reviewing the cash and equity compensation levels for all other executive officers as well as other highly compensated Reebok employees. Compensation for these other individuals is established by the Chief Executive Officer. The Committee also functions as the stock option committee, and in that capacity administers both the 1994 Equity Incentive Plan and the 2001 Equity Incentive and Director Deferred Compensation Plan and approves all stock option grants to executive officers, including the Chief Executive Officer. Finally, the Committee reviews with the Company officer development and succession planning.

        The Committee held three meetings during 2002 at which they discussed and considered current compensation concerns for Reebok. Specifically, it held meetings in January, February and December. In its review of executive officer compensation for 2002, the Committee considered the results of a report prepared by an outside compensation consulting firm at the Committee's request entitled "Competitive Assessment of Executive Compensation." The report compared compensation of Company executives to its peer group of companies both in the footwear and apparel industries as well as other leading consumer product organizations. Analysis of the report showed that compensation payable to executives of the Company was largely consistent with Reebok's philosophy that compensation of its executives be more incentive based, with the executives' base salary targeted at the median and all incentive based compensation targeted in the seventy-fifth percentile of its peer group. The Committee approved the compensation for the executive officers for 2002 and modified the target bonus levels for certain of these executives based upon the results of the report.

        The Committee elected to continue Mr. Fireman's cash compensation for 2002 at $1,000,000 per year and established a 2002 bonus for Mr. Fireman based on objective criteria of Reebok's pre-tax operating profit and operating cash flow as a whole. In addition, the Committee kept Mr. Fireman's potential bonus target at 125% of his annual base salary for 2002.

        In February 2002, the Committee reviewed the Company's proposed Performance Incentive Plan (the "Bonus Plan") for 2002, pursuant to the terms of an Omnibus Executive Performance Incentive Plan previously approved by shareholders in 1996 (and subsequently approved again by shareholders in May 2001), and the bonus award calculations under the Bonus Plan. The Bonus Plan permits bonuses to be paid to certain named executives only if specific financial criteria established by the Committee are met. Thus, bonuses paid under the Bonus Plan qualify for a tax deduction pursuant to Section 162(m) of the Internal Revenue Code. The financial criteria are based on pre-tax operating profit, and other factors including cash flow from operations and increase in sales or year-end sales backlog, as appropriate. For some executives, these criteria are assessed against the results of a particular operating unit for which the executive is responsible, while for others they are assessed against Reebok's overall financial results or a combination of both.

        The Committee also determined the amount of the target award that would be paid if the financial criteria were satisfied. For 2002, participants had the ability to earn (i) a portion of their target award only if at least 80% of the financial criteria were met, (ii) 100% of their target award if all of the financial criteria were met, and (iii) could earn more than 100% of the target award (up to a maximum of 200% of the award) if the criteria were exceeded. Under the Bonus Plan, any award in excess of 125% of the target award for executive officers may be deferred and paid in two equal installments on the first and second anniversary of the bonus award payment date. Target awards for executive officers were fixed as a percentage of base salary and ranged from 60% to 125%. Under the Bonus Plan, the Committee has reserved the ability to reduce any award or eliminate any award based on the overall financial performance of the Company, as well as certain other factors. In addition, if an executive failed to manage departmental expenses consistent with his or her budget, the bonus was subject to reduction.

        Bonuses for the executive officers for 2002 were determined in accordance with the Bonus Plan and the Company's actual 2002 financial results. In February 2003, the Committee met to review the Company's actual financial results for 2002 and to determine whether such results satisfied the financial criteria established under the Bonus Plan. The Corporate groups exceeded both their pre-tax operating profit target and the operating cash flow target in 2002. The Reebok Brand substantially met its pre-tax operating profit and exceeded its operating cash flow target, but did not achieve its target on increasing the year-end Reebok Brand backlog. Rockport failed to achieve either its pre-tax operating profit or net sales target, but did achieve a portion of its cash flow target. Ralph Lauren Footwear exceeded its pre-tax operating profit target (without consideration of the retail licensed business), but failed to achieve its cash flow target. Based on these financial results, the Bonus Plan provided for funding of the target bonuses that were calculated based on the satisfied financial targets. In the case of Mr. Fireman, he received a bonus of $2,075,025 under the Bonus Plan.

        In addition to the above acts, the Committee generally grants stock options to executive officers to provide long-term performance related incentives that link rewards directly to shareholder gains over a multi-year period. Under Reebok's current program, the stock options for executive officers generally vest over a four-year period in equal annual installments. The stock options awarded to executive officers have an exercise price equal to the fair market value of Reebok stock on the date of grant. As part of the annual process, the Company granted stock options to executive officers in December 2002 after reviewing comparative data on stock options grants by a peer group of companies prepared by the outside compensation consultant. After reviewing similar comparative data for chief executive officers and a total review of his entire compensation package, the Committee granted Mr. Fireman 400,000 stock options in February 2003 under the same terms and conditions applicable to other executive officers. Reebok did not grant any options to Mr. Margolis because the December 2001 grant in connection with his promotion to President and Chief Operating Officer was intended as a mega-grant of stock options that would have been granted over a three-year period.

        For the proper assembly of benchmarking data and in order to obtain expert advice, the Company conducted a review of the leading compensation consultants and presented a slate of candidates for consideration by the Committee. After discussion, the Committee decided to engage one of these executive compensation consultants to prepare and present a competitive assessment of executive compensation at the February 2003 meeting. At this meeting, the Committee reviewed a report prepared by the consultant showing Reebok's stock performance compared to major stock indicies and a peer group of companies in both the footwear and apparel industries as well as other leading consumer product organizations.

        In 2002, the Committee reviewed the Company's historical treatment of personal use of the Company's owned or chartered aircraft and approved that such usage of the aircraft be a perquisite to certain key executives. In addition, the Committee changed its name to reflect more accurately its responsibility for management development and succession planning matters.

        In adopting and administering executive compensation plans and arrangements, the Committee considers whether the deductibility of such compensation will be limited under Section 162(m), and in appropriate cases will attempt to structure such compensation so that any such limitation will not apply. The Committee also appointed a sub-committee in 2002 for the purpose of reviewing and taking all actions required to be taken by outside directors under Section 162(m). The Compensation Sub-Committee shall consist of all members of the Compensation Committee as are current from time to time with the exception of any such members not deemed to be "outside directors" for purposes of Section 162(m). The Sub-Committee took all required actions under Section 162(m) noted in this report.

              MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

              Geoffrey Nunes, Chair
              Norman Axelrod
              Richard G. Lesser
              Thomas M. Ryan

Report of the Audit Committee

        The Audit Committee is composed of four "independent" directors as defined in NYSE listing standards (Ms. Puhy, Chair, Mr. Axelrod, Mr. Nunes and Mr. Patrick) and operates under a written charter adopted by the Board of Directors in 2000. The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors, reviews the financial information issued to shareholders and others, including a discussion of the quality, not just the acceptability of the accounting principles; the reasonableness of significant judgments; and the clarity of discussions in the financial statements, and monitors the systems of internal control and the audit process. Management has primary responsibility for the financial statements and the reporting process.

        The Audit Committee has met and held discussions with management and the independent auditors. In our discussions, management has represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has reviewed and discussed the consolidated financial statements with both management and Ernst & Young LLP, our independent auditors. The Audit Committee meets with our internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. There were three such formal meetings in 2002, and the Committee Chair also has begun quarterly pre-earnings release conference calls. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

        The Company's independent auditors also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has considered and discussed with Ernst & Young the firm's independence and the compatibility of the non-audit services provided by the firm with its independence.

        Based on the Audit Committee's review of the audited financial statements and the various discussions noted above, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, and the Board has approved this recommendation.

                      AUDIT COMMITTEE

                      Dorothy E. Puhy, Chair
                      Norman Axelrod
                      Geoffrey Nunes
                      Deval Patrick

Performance Graph

        The following graph shows a five-year comparison of cumulative total returns for the Company's Common Stock, the Standard & Poor's 500 Stock Index, and the Standard & Poor's Shoes and Textile Apparel Manufacturers Indices* from December 31, 1997 to December 31, 2002. The graph assumes an investment of $100 on December 31, 1997 in each of the Company's Common Stock and the stocks comprising the Standard & Poor's 500 Stock Index and the Standard & Poor's Shoes and Textile Apparel Manufacturers Indices. Performance shown for each of the indices assumes that all dividends were reinvested.

*
The Standard & Poor's Shoes and Textile Apparel Manufacturers Indices were selected in order to compare the Company's performance with companies in each of the two primary lines of business in which the Company is engaged. The indices do not, however, include all of the Company's competitors, nor all product categories and lines of business in which the Company is engaged.

The Stock Performance shown on the Performance Graph above is not necessarily indicative of future performance. The Company will not make nor endorse any predictions as to future stock performance.

Transactions with Management and Affiliates

        In April 1999, the Company and the Harlem Globetrotters International, Inc. (the "Globetrotters") amended and restated an earlier 1996 agreement, to extend the arrangement between the companies through March 31, 2002 (the "1999 Agreement"). Under the 1999 Agreement, Reebok was the exclusive athletic footwear and apparel sponsor of the Globetrotters and was granted a license to produce and sell Reebok products bearing the Globetrotters' team trademark for a royalty payment of 5% of Reebok's production cost, with specified guaranteed royalty payments. The 1999 Agreement provided that Reebok pay the Globetrotters $200,000 per year and supply to the Globetrotters Reebok products having an aggregate wholesale value not to exceed $50,000 per year. During 2002, Reebok did not make any payments to the Globetrotters under the 1999 Agreement, but did pay approximately $62,000 for special promotional appearances and sponsorships. Reebok also supplied products to the Globetrotters with an approximate wholesale value of $50,000. The 1999 Agreement expired pursuant to its own terms on March 31, 2002, and was not extended. Mannie L. Jackson, a former director of Reebok, is the Chairman, Chief Executive Officer and majority owner of the Globetrotters. Mr. Jackson tendered his voluntary resignation from the Reebok Board of Directors in July 2002.

Indebtedness of Management

        See the section above entitled "Employee Agreements" for a description of all such arrangements.

PROPOSAL 2: SHAREHOLDER PROPOSAL THAT THE BOARD OF DIRECTORS ADOPT AN EXECUTIVE COMPENSATION POLICY THAT ALL FUTURE STOCK OPTION GRANTS TO SENIOR EXECUTIVES SHALL BE PERFORMANCE-BASED.

        The following proposal was submitted on behalf of the Sheet Metal Workers' National Pension Fund ("Sheet Metal Workers"), a shareholder of the company, by Matthew Benny Hernandez. Sheet Metal Workers has informed the Company that its address is 1750 New York Ave., N.W., 6th Floor, Washington, DC 20006, and that it is the owner of approximately 1,700 shares of the Company's Common stock.

        "Resolved, that the shareholders of Reebok International (the "Company") request that the Board of Directors adopt an executive compensation policy that all future stock option grants to senior executives shall be performance-based. For the purposes of this resolution, a stock option is performance-based if the option exercise price is indexed or linked to an industry peer group stock performance index so that the options have value only to the extent that the Company's stock price performance exceeds the peer group performance level."

Supporting Statement

        "As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value maximization goals. While salaries and bonuses compensate management for short-term results, the grant of stock and stock options has become the primary vehicle for focusing management on achieving long-term results. Unfortunately, stock option grants can and do often provide levels of compensation well beyond those merited. It has become abundantly clear that stock option grants without specific performance-based targets often reward executives for stock price increases due solely to a general stock market rise, rather than to extraordinary company performance.

        Indexed stock options are options whose exercise price moves with an appropriate peer group index composed of a company's primary competitors. The resolution requests that the Company's Board ensure that future senior executive stock option plans link the options exercise price to an industry performance index associated with a peer group of companies selected by the Board, such as those companies used in the Company's proxy statement to compare 5 year stock price performance.

        Implementing an indexed stock option plan would mean that our Company's participating executives would receive payouts only if the Company's stock price performance was better than that of the peer group average. By tying the exercise price to a market index, indexed options reward participating executives for outperforming the competition. Indexed options would have value when our Company's stock price rises in excess of its peer group average or declines less than its peer group average stock price decline. By downwardly adjusting the exercise price of the option during a downturn in the industry, indexed options remove pressure to reprice stock options. In short, superior performance would be rewarded.

        At present, stock options granted by the Company are not indexed to peer group performance standards. As long-term owners, we feel strongly that our Company would benefit from the implementation of a stock option program that rewarded superior long-term corporate performance. In response to strong negative public and shareholder reactions to the excessive financial rewards provided executives by non-performance based option plans, a growing number of shareholder organizations, executive compensation experts, and companies are supporting the implementation of performance-based stock options plans such as that advocated in this resolution. We urge your support for this important governance reform."

Statement of Board of Directors Recommending
A Vote Against This Shareholder Proposal

        Reebok's Board and Management Development and Compensation Committee (the "Compensation Committee") strongly support the concept of performance-based compensation arrangements as a critical component of executive compensation. The Company's compensation approach for executives historically has emphasized incentive-based compensation over salary. However, for the reasons described below, the Board believes that adopting a policy of linking all future executive stock options to an industry peer group stock performance index would unduly restrict the Compensation Committee's choice among performance-based compensation arrangements, and therefore would not be in the best interests of Reebok's shareholders.

        The Board of Directors believes that the Compensation Committee's approach already provides appropriate links between executive compensation and Reebok's performance and aligns the interests of executives with those of stockholders. The Committee is composed of four independent Directors. They use outside consulting firms to stay informed of developments in the design of compensation packages and to provide a benchmark to compare Reebok's total compensation package to companies with which Reebok competes for management talent to ensure the compensation is consistent with the philosophy. Very few major companies currently use indexed stock options as a form of performance-based compensation. If Reebok implemented an indexed stock option plan as called for in the shareholder proposal, its stock option program could compare less favorably to the programs of comparable companies, and Reebok could be at a disadvantage in relation to its competitors when it comes to recruiting and retaining the most qualified executives. To offset a less favorable stock option plan, Reebok might have to increase the cash portion of its executive compensation package, thereby reducing the connection between executive compensation and shareholder value, or increase the number of stock options granted, thereby increasing the dilutive effect upon existing shareholders' equity investments.

        The Board believes that its current compensation program aligns the interests of executives with those of stockholders. Executives realize value from options when Reebok performance improves, which leads to an increase in the price of Reebok's common stock and benefits all stockholders. Alignment of the interests of executives with those of stockholders is less clear under an indexed stock option plan, particularly when the option price decreases with a decline in the market index. In this instance, an executive could benefit from a decline in the index while stockholders would not. As a consequence of the poor alignment of interests with stockholders generally, this indexed option mechanism is not widely used, particularly by those with whom Reebok competes for executive talent. If the industry as a whole does well, employees would not get the same benefits enjoyed by other shareholders, since exercise prices would rise with stock prices.

        In addition, the Compensation Committee of the Board reviews, approves and oversees all of the policies under which compensation is paid to Reebok's executives. The Board believes that it is important to preserve the flexibility of its compensation program so that the Compensation Committee can choose incentives that best balance the variety of goals that Reebok seeks to pursue through its compensation arrangements. In choosing what type of performance-based compensation scheme to use for its executives, the Committee must consider a variety of factors, such as what goals the Board has established for management, tax consequences of various arrangements and competitive practice. The proposal would limit the Compensation Committee's flexibility by requiring that stock options be tied to a specific performance measure—a peer group stock performance index—in a specific way (by tying the exercise price, rather than amounts granted or the vesting schedules, to a performance measure). As the Board evaluates Reebok's operations and business goals, the Board believes that the Compensation Committee should have the flexibility to measure performance by criteria other than relative stock price performance and to tie options to these other criteria or to grant traditional fixed-price options and tie other forms of annual or long-term compensation to performance criteria that are varied from time to time, as Reebok's goals and challenges change.

        The rules governing stock options are in constant flux and indexing the exercise price of stock options could have serious accounting consequences on Reebok's financial reporting. Accounting Principles Board Opinion No. 25 and FASB Interpretation No. 44 provide the accounting and financial reporting guidance for stock options. The measurement date for determining compensation costs for stock options is the first date on which are known both: (a) the number of shares that an individual employee is entitled to receive and (b) the option exercise price. If executives' stock options were indexed in accordance with the proposal, Reebok would have to re-measure the compensation cost related to these stock options at each quarterly financial reporting period and recognize that expense over the period the employee performs the related services. To the extent that the exercise price of a stock option is less than the fair market value of the stock option on the date of grant of the stock option, compensation arising from the exercise would not be based on future performance and the expense would have to be recognized on the date of grant. Current financial reporting requirements for stock options do not require the associated compensation expense to be included in net earnings if the exercise price equals or exceeds the underlying stock's fair market value on the date of grant. If the proposal were adopted, additional compensation expense might have to be recognized in the income statement arising from indexing stock options, which would negatively impact Reebok's reported financial performance as compared to other companies. The Board believes that the use of indexed options could depress and artificially add volatility to Reebok's earnings and would not be beneficial to stockholders' interests.

        In sum, the Board believes that the current executive compensation policy aligns executive incentives with the long-term interests of its stockholders. The Board also believes that the stockholder proposal would undermine the long-term interests of the stockholders by adversely affecting Reebok's ability to attract and retain the most qualified executives needed to manage its business. The Board believes that the New York Stock Exchange's Proposed Governance Rules regarding Compensation Committees are designed to provide independent oversight of executive compensation while permitting the Committee to retain needed flexibility. In light of the proposed rules, the Board believes that the Committee should retain flexibility to make performance-based executive compensation decisions based on a review of all relevant information without imposing rigid, pre-set constraints called for in the proposal.

        For the reasons outlined above, after appropriate consideration and upon recommendation of the Management Development and Compensation Committee, as well as after appropriate consideration by the Board of Directors, the Board recommends that shareholders vote AGAINST Proposal 2.

PROPOSAL 3: SHAREHOLDER PROPOSAL THAT ALL MEMBERS OF
THE BOARD OF DIRECTORS BE ELECTED ANNUALLY

        The following proposal was submitted on behalf of the Connecticut Retirement Plans & Trust Fund ("CRPTF"), a shareholder of the company, by Denise L. Nappier, Treasurer of the State of Connecticut. CRPTF has informed the Company that its address is Office of the Treasurer, 55 Elm Street, Hartford, CT 06106-1773, and that it is the owner of approximately 36,650 shares of the Company's Common stock.

        "RESOLVED: that the shareholders of Reebok International Ltd. urge the Board of Directors to take the necessary steps to eliminate the classification of the Board of Directors of the Company and to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of Directors previously elected."

Supporting Statement

        "We believe the election of directors is the most powerful way Reebok shareholders influence the strategic direction of our company. Currently, the Board is divided into three classes of three members each. Each class serves staggered three-year terms. Because of this structure, shareholders may only vote on roughly one-third of the directors each year.

        The staggered term structure of Reebok's Board is not in the best interests of shareholders because it reduces accountability and is an unnecessary anti-takeover device. Shareholders should have the opportunity to vote on the performance of the entire Board of Directors each year. We feel that such annual accountability serves to keep directors closely focused on the performance of top executives and on increasing shareholder value. Annual election of all directors gives shareholders the power to either completely replace their Board, or replace a majority of directors, if a situation arises which warrants such drastic action.

        We do not believe destaggering the Board of Reebok will be destabilizing to our company or impact the continuity of director service. Our directors, like the directors of the overwhelming majority of other public companies, are routinely elected with over 95% shareholder approval.

        There are indications from studies that classified boards and other anti-takeover devices have an adverse impact on shareholder value. A 1991 study by Lilli Gordon of the Gordon Group and John Pound of Harvard University found that companies with restrictive corporate governance structures, including those with classified boards, are "significantly less likely to exhibit outstanding long-term performance relative to their industry peers."

        A growing number of shareholders appear to agree with our concerns. According to the Investor Responsibility Resource Center (IRRC), in 2002, a majority of shareholders supported shareholder proposals asking their boards to repeal classified board structures at 36 companies, including Great Lakes Chemical (79.4% support), Airborne (84.5% support), Goodyear Tire (74.4% support) and Starwood Hotels (77.8% support).

        In addition, a binding board-sponsored resolution at Waste Management received 78.3% of the vote and was adopted. Great Lakes Chemical has announced they will place a binding resolution to declassify their board on its 2003 proxy ballot.

        At the 2002 annual meeting of Reebok this resolution received the support of 54.1% of shareholders who voted on this resolution.

        We believe that adoption of this proposal will be beneficial to the company and its shareholders."

Statement of Board of Directors Recommending
A Vote Against This Shareholder Proposal

        The Board of Directors believes that the present system of electing directors of the Company in three classes is in the best interests of the Company and its stockholders and should not be changed.

        Importantly, Massachusetts law mandates the use of a staggered board for all publicly held Massachusetts corporations. Reebok is a Massachusetts corporation. The legislative history surrounding the enactment of this law demonstrates a clear preference for classified boards in the interest of public policy. The affirmative vote of two-thirds of the outstanding shares is required to opt out of the Massachusetts law and declassify the Board. The Board has and will continue to take into consideration the votes of the shareholders, but shareholder support for the proposal is not clear or overwhelming enough to override the public policy dictate of state law as evidenced by the voting results over the past few years. Only 41% of all outstanding shares at the 2002 meeting voted to declassify the Board and the proposal received only a slight majority of the votes cast. Moreover, none of the companies cited as examples in the supporting statement are Massachusetts corporations. The Board takes into consideration the public policy aspects of Massachusetts law and the wishes of all its constituents in its goal to increase shareholder value.

        The Board believes that a classified board enhances continuity and stability in the Company's management and policies since a majority of the directors at any given time will have had a prior experience and familiarity with the business of the Company. This continuity and stability facilitates more effective long-term planning and is integral to increasing the Company's value to stockholders. Moreover, such continuity helps the Company attract and retain qualified individuals willing to commit the time and dedication necessary to understand the Company, its operations and competitive environment. A classified board offers important advantages to stockholders and is the preferred method of governance for the majority of Fortune 500 companies.

        The Board is committed to corporate accountability and does not accept the proposition that a classified board insulates directors from responsibility. A classified board permits stockholders to annually change one-third of the directors and thereby substantially change the Board's composition and character. Corporate accountability depends on the selection of responsible and experienced individuals, not on whether they serve terms of one year or three. The independent Board Affairs Committee reviews the independence of directors and evaluates the contribution of individual directors and the Board's contribution as a whole on an annual basis. This Committee also reviews director nominations, recommends guidelines and criteria for Board membership, and has responsibility for other corporate governance issues.

        Moreover, Reebok has a strong corporate governance position. The Board is presently comprised of ten directors, seven of which are independent, and only two of which are current employees. The Board has had a majority of independent directors for a number of years. In addition, the Company has added four new highly qualified and independent directors during the last two years. Those who have been up for election have been overwhelmingly approved by shareholders. This Board with its majority of independent directors complies with requirements of the Sarbanes-Oxley Act and the proposed NYSE rules that will not be effective for a few years.

        The Company understands that the Board should be responsive to shareholders and has taken steps to assure corporate accountability through such measures as maintaining a majority of outside directors; and having only independent directors on the Audit Committee, the Management Development and Compensation Committee and the Board Affairs Committee. In order to align the interests of the Board members with those of shareholders, the Board has a policy mandating required levels of stock ownership by its Directors and requiring the deferral of at least 40% of an outside directors' annual retainer into Reebok Common Stock.

        A classified board protects shareholders against potentially coercive takeover tactics, whereby a party attempts to acquire control on terms that do not offer the greatest value to all stockholders. Because a classified board prevents the immediate removal of directors, any person seeking to acquire control of the company is encouraged to negotiate with the Board. This ensures that the Board has sufficient time to develop and consider appropriate strategies, which enhance its ability to negotiate the best result for all stockholders.

        Finally, shareholders should be aware that adoption of this proposal would not eliminate board classification and institute in its place the annual election of directors, but would merely constitute a recommendation by the stockholders that the Board consider enacting such a change. The affirmative vote of two-thirds of the outstanding shares or a vote of the directors is required to opt out of the Massachusetts law and declassify the Board.

        For the reasons outlined above, after appropriate consideration and upon recommendation of the Board Affairs Committee, as well as after appropriate consideration by the Board of Directors, the Board recommends that shareholders vote AGAINST Proposal 3.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive offers and directors to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, all required Section 16(a) filings were timely made during 2002, except for the inadvertent failure by each Outside Director (Messrs. Axelrod, Duncan, Lesser, Nunes, Patrick, Ryan and Tatelman and Ms. Puhy) to file two Form 4s on an accelerated basis evidencing the credit of shares to his/her deferred compensation accounts in September and December of 2002. The required information was subsequently reported on a Form 5 filed on or about February 13, 2003.

Independent Auditors

        Ernst & Young LLP has been reappointed to audit the consolidated financial statements of the Company for the year ending December 31, 2003, and to report the results of their audit to the Audit Committee of the Board of Directors. A representative of Ernst & Young LLP is expected to be present at the Meeting, will have the opportunity to make a statement if the representative desires to do so, and will be available to respond to appropriate questions from shareholders.

  Fees billed to the Company by Ernst & Young LLP

  Audit Fees:

        Audit fees incurred by Reebok from Ernst & Young LLP for all services performed to comply with accounting standards generally accepted in the United States totaled $1,990,000 for 2002, and $2,293,000 for 2001. Audit fees for 2002 and 2001 include the audit of the Company's annual financial statements and review of those financial statements included in the Company's quarterly reports on Form 10-Q, and in 2001, included services related to Reebok's Registration Statement on Form S-3.

  Audit Related Fees:

        Audit related fees billed to Reebok by Ernst & Young LLP during 2002 totaled $109,000 and during 2001 totaled $30,000. Audit related services generally include fees for services performed relating to employee benefit plans and other accounting consultations.

  Tax Fees:

        Fees billed to Reebok by Ernst & Young LLP for tax services performed totaled $1,142,000 during 2002, and $1,551,000 during 2001. Tax services generally include fees for services performed related to tax compliance and consulting, customs services, and expatriate tax services.

  All Other Fees:

        Reebok was not billed for other services by Ernst & Young LLP during 2002 and 2001.

Advance Notice Procedures

        Under the Company's bylaws, nominations for director may be made only (a) by or at the direction of the Board of Directors or an appropriate committee of the Board of Directors, or (b) by any stockholder of record who is entitled to vote for the election of directors at the meeting who has delivered written notice to the Clerk of the Company (containing certain information specified in the bylaws) (i) not less than 75 nor more than 120 days prior to the anniversary date of the preceding year's annual meeting, or (ii) if the meeting is called for a date which is more than 75 days prior to such anniversary date, not later than the close of business on the 10th day following the day on which notice of such meeting is mailed or publicly disclosed, whichever is earlier. Under recent changes to the federal proxy rules, if a stockholder wishes to present such a proposal, but fails to notify Reebok by the date required by the Company's bylaws, the proxies solicited by management for the annual meeting will include discretionary authority to vote on the stockholder's proposal in the event it is properly brought before the meeting, notwithstanding anything to the contrary in the Company's bylaws.

        The bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of the meeting or as otherwise brought before the meeting (a) by or at the direction of the Board of Directors, (b) by the presiding officer, or (c) by a stockholder entitled to vote at such annual meeting who has delivered notice to the principal executive offices of the Company (containing certain information specified in the bylaws) (i) not less than 75 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting, or (ii) if the meeting is called for a date which is more than 75 days prior to such anniversary date, not later than the close of business on the 10th day following the date on which notice of such meeting is mailed or made public, whichever is earlier. These requirements apply to any matter a stockholder wishes to raise at an annual meeting other than those stockholder proposals included in the Company's proxy materials in accordance with the procedures under Rule 14a-8 of the Securities Exchange Act of 1934, as amended.

        The foregoing summary of these provisions of the Company's bylaws is qualified in its entirety by reference to the Company's bylaws, a copy of which may be obtained by writing to the Clerk of the Company at 1895 J.W. Foster Boulevard, Canton, Massachusetts 02021. The bylaws were filed with the SEC as an exhibit to the Company's Annual Report on Form 10-K for the fiscal years that ended December 31, 1988, 1989, 1990 and 1997.

Shareholder Proposals for the 2004 Proxy Statement

        Proposals of shareholders submitted for consideration at the annual meeting of shareholders in 2004 must be received by the Company no later than November 24, 2003, and must be in accordance with the advance notice procedures described above.

Householding

        As permitted by the 1934 Act, only one copy of this Proxy Statement is being delivered to shareholders residing at the same address, unless such shareholders have notified the Company of their desire to receive multiple copies of the Proxy Statement. The Company will promptly deliver, upon oral or written request, a separate copy of the Proxy Statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Office of Investor Relations at the Company address listed below. Shareholders residing at the same address and currently receiving only one copy of the Proxy Statement, but who desire to request multiple copies of the Proxy Statement in the future, or those receiving multiple copies of the Proxy Statement and who want a single copy of the Proxy Statement to be mailed in the future, may contact the Office of Investor Relations at the address listed below.

Other Business

        The Board of Directors knows of no business that will properly come before the Meeting for action except as described in the accompanying Notice of Meeting. However, as to any such business that properly comes before the Meeting, the persons designated as proxies will have discretionary authority to act in their best judgment.

Annual Report to Shareholders and Form 10-K

        A copy of Reebok's Annual Report on Form 10-K for the 2002 fiscal year has been mailed with this Proxy Statement (without exhibits)and is also available without charge by writing to: Office of Investor Relations, Reebok International Ltd., 1895 J.W. Foster Boulevard, Canton, Massachusetts 02021. In addition, it can be accessed through the Company's website at www.reebok.com.

March 24, 2003

ANNUAL MEETING OF SHAREHOLDERS OF

May 6, 2003

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

/	Please detach and mail in the envelope provided.	/

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

PROPOSAL 1:	ELECTION OF THREE (3) CLASS I MEMBERS OF THE BOARD OF DIRECTORS.
NOMINEES:
☐	FOR ALL NOMINEES	O	Jay Margolis
		O O	Barry Tatelman Geoffrey Nunes
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)
The Board of Directors recommends that shareholders vote FOR the directors listed in Proposal 1.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: •

		FOR	AGAINST	ABSTAIN
PROPOSAL 2:	SHAREHOLDER PROPOSAL THAT THE BOARD OF DIRECTORS ADOPT AN EXECUTIVE COMPENSATION POLICY THAT ALL FUTURE STOCK OPTION GRANTS TO SENIOR EXECUTIVES SHALL BE PERFORMANCE-BASED.	☐	☐	☐
The Board recommends that shareholders vote AGAINST Proposal 2.
PROPOSAL 3:	SHAREHOLDER PROPOSAL THAT ALL MEMBERS OF THE BOARD OF DIRECTORS BE ELECTED ANNUALLY.	☐	☐	☐
The Board recommends that shareholders vote AGAINST Proposal 3.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT.

March 24, 2003

Dear Shareholder,

        You are cordially invited to attend the Annual Meeting of Shareholders to be held at 10:00 a.m. on Tuesday, May 6, 2003 at the Corporate Headquarters of Reebok International Ltd., located at 1895 J.W. Foster Boulevard, Canton, Massachusetts. The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement contain detailed information as to the formal business to be transacted at the meeting.

Regardless of whether you plan to attend the meeting, it is important that your shares be voted. Accordingly, please complete, sign and date the proxy card attached below and return it in the enclosed postage-paid envelope.

Sincerely,
David A. Pace Clerk

PROXY

ANNUAL MEETING OF REEBOK INTERNATIONAL LTD.

May 6, 2003

        The undersigned hereby constitutes and appoints KENNETH I. WATCHMAKER and DAVID A. PACE, or either one of them with power of substitution to each, proxies to vote and act at the Annual Meeting of Shareholders to be held at the Corporate Headquarters of Reebok International Ltd., located at 1895 J.W. Foster Boulevard, Canton, Massachusetts on May 6, 2003, at 10:00 a.m., and at any adjournments thereof, upon and with respect to the number of shares of Common Stock of the Company as to which the undersigned may be entitled to vote or act. The undersigned instructs such proxies, or their substitutes, to vote in such manner as they may determine on any matters which may come before the meeting, all as indicated in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is acknowledged, and to vote on the following as specified by the undersigned. All proxies heretofore given by the undersigned of said meeting are hereby revoked.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.    Unless otherwise specified in the boxes provided on the reverse side hereof, this proxy will be voted FOR all nominees for director, AGAINST proposals 2 and 3 and in the discretion of the named proxies as to any other matter that may come before the meeting or any adjournments thereof.

CONTINUED AND TO BE SIGNED ON THE OTHER SIDE